Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the Biovail Corporation 2007 Equity Compensation Plan (formerly known as the Biovail Corporation 2006 Stock Option Plan) of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Biovail Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Biovail Corporation filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ ERNST & YOUNG LLP
February 27, 2009	Chartered Accountants
Licensed Public Accountants